Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of SpringBig Holdings, Inc. on Forms S-8 [FILE NO. 333-267011 and FILE NO. 333-272845] of our report dated April 1, 2024, with respect to our audits of the consolidated financial statements of SpringBig Holdings, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in the Annual Report on Form 10-K of SpringBig Holdings, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
Fort Lauderdale, Florida
April 1, 2024